                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          The Williams Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                                                 [WILLIAMS LOGO]
KEITH E. BAILEY, CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

To the Stockholders of The Williams Companies, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Williams Companies, Inc. to be held on Thursday, May 18, 2000, in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, commencing at 11 a.m., local time. We look forward to greeting personally as many of our stockholders as possible at the meeting.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on the operations of Williams will be presented at the meeting, followed by a question-and-answer and discussion period.

     We know that most of our stockholders are unable to attend the Annual Meeting in person. The Company solicits proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

     Thank you for your continued interest in Williams.

                                            Very truly yours,

                                            /s/ KEITH E. BAILEY
                                            Keith E. Bailey

Enclosures
March 27, 2000

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

To the Stockholders of
The Williams Companies, Inc.

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of The Williams Companies, Inc. will be held in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, on Thursday, May 18, 2000, at 11 a.m., local time, for the following purposes:

          1. To elect six directors of the Company;

          2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for 2000; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 24, 2000, as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors

                                            Shawna L. Gehres
                                            Secretary

Tulsa, Oklahoma
March 27, 2000

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

     This Proxy Statement is furnished by The Williams Companies, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2000 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. The term "Company" also includes subsidiaries where the context requires.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

     Execution and return of the enclosed proxy will not affect a stockholder's right to attend the Annual Meeting of Stockholders and to vote in person. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke the proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

     Williams will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. The Company expects to solicit proxies primarily by mail, but directors, officers, employees, and agents of the Company may also solicit proxies in person or by telephone or by other electronic means. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for which the Company will pay an estimated $9,500 in fees, plus expenses and disbursements. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about April 4, 2000.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is present, proposals to be voted on at the Annual Meeting, other than the election of directors which requires a plurality of the votes cast, will be decided by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, unless the proposal relates to matters on which more than a majority vote is required under the Company's Restated Certificate of Incorporation, as amended, its By-laws, the laws of the State of Delaware under whose laws the Company is incorporated, or other applicable law.

     A stockholder may, with respect to the election of directors: (i) vote for the election of all nominees named herein; (ii) withhold authority to vote for all such nominees; or (iii) vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy. A stockholder may, with respect to each other matter to be voted upon: (i) vote for the matter; (ii) vote against the matter; or (iii) abstain from voting on the matter.

     Votes withheld from a nominee for election as a director or votes on other matters that reflect abstentions or broker non-votes (i.e., shares as to which the record owner has not received instructions from the beneficial owner of the shares on a matter as to which, under the applicable rules of the New York Stock Exchange, the record owner does not have authority to vote without such instruction), will be treated as present at the

Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. A majority of the votes properly cast is required to ratify the appointment of the auditor. Accordingly, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the appointment of the auditor. Broker non-votes will not be counted in tabulating the votes cast.

     As a matter of policy, proxies and voting tabulations that identify individual stockholders are kept confidential. Such documents are made available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election, none of whom are Company employees, and certain employees of the Company responsible for the Annual Meeting. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

     Only holders of the Company's Common Stock of record at the close of business on March 24, 2000, will be entitled to receive notice of and to vote at the Annual Meeting. The Company had 441,540,962 shares of Common Stock outstanding on the record date, and each share is entitled to one vote.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors, except that the total number of directors may not be less than five nor more than 17. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

     Six individuals, all of whom are currently directors of the Company, have been nominated for election as directors at the Annual Meeting. Four have been nominated for a three-year term and two have been nominated for a two-year term. Seven directors will continue in office to serve pursuant to their prior elections. Pursuant to the Company's retirement policy for Directors, Mr. Jack
A. MacAllister will retire in conjunction with the 2000 Annual Meeting of Stockholders. In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that the following nominees be elected: Ms. Janice D. Stoney and Messrs. Keith E. Bailey, Hugh M. Chapman, William E. Green,
W. R. Howell, and James C. Lewis.

     In order to maintain balance in the three classes of directors, as required by the By-laws, Mr. Chapman and Ms. Stoney, who were elected to the Board of Directors in July, 1999, are standing for election as Class I directors for two-year terms expiring in May 2002. The remaining nominees have been nominated for full three-year terms expiring in May 2003.

     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Ms. Janice D. Stoney and Messrs. Keith E. Bailey, Hugh M. Chapman, William E. Green, W. R. Howell, James C. Lewis. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, the persons named in the proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee or, if none, the Nominating Committee will recommend that the size of the Board be reduced. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

     The names of the nominees and the directors whose terms of office will continue after the 2000 Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.

STANDING FOR ELECTION

                                    CLASS I

                            (TERM EXPIRES MAY 2002)

HUGH M. CHAPMAN, AGE 67

     Director since 1999. Mr. Chapman is a retired Chairman of the Board of Nations Bank South, a commercial bank holding company, where he served from 1992 through 1999. He also serves as a director of SCANA Corporation, West Point Stevens, and Print Pack, Inc.

JANICE D. STONEY, AGE 59

     Director since 1999. Ms. Stoney retired as Executive Vice President of U S WEST Communications, Inc., in 1992. She also serves on the board of directors of Whirlpool Corporation and Bridges Investment Fund.

                                    CLASS II

                            (TERM EXPIRES MAY 2003)

KEITH E. BAILEY, AGE 57

     Director since 1988. Mr. Bailey was elected Chairman of the Board of the Company in 1994. He was elected President of the Company in 1992 and Chief Executive Officer in 1994. He served as Executive Vice President of the Company from 1986 to 1992. Mr. Bailey is also Chairman of the Board of Williams Communications Group, Inc.

WILLIAM E. GREEN, AGE 63

     Director since January 1998. Mr. Green is founder of William Green & Associates, a Palo Alto, California, law firm and has been with the firm since 1974. He also serves as Vice President, General Counsel, and Secretary of Information Network Radio, Inc.

W. R. HOWELL, AGE 64

     Director since 1997. Mr. Howell is Chairman Emeritus of J. C. Penney Company, Inc., a major retailer. He was Chairman of the Board and Chief Executive Officer of J. C. Penney from 1983 to 1996. He is also a director of Exxon Corporation, Warner-Lambert Company, Bankers Trust, Halliburton Company, and Central Southwest and Chairman of the Board of Trustees of Southern Methodist University, Dallas, Texas.

JAMES C. LEWIS, AGE 67

     Director since 1978. Mr. Lewis is Chairman of the Board of Optimus Corporation, an investment company, and has been for more than five years. Mr. Lewis is also a director of CFT.

DIRECTORS CONTINUING IN OFFICE

                                   CLASS III

                            (TERM EXPIRES MAY 2001)

GLENN A. COX, AGE 70

     Director since 1992. Mr. Cox was President and Chief Operating Officer of Phillips Petroleum Company, a company engaged in the exploration, production, refining, and marketing of petroleum and in the manufacture and distribution of a wide variety of chemicals, until his retirement in 1991. Mr. Cox is also a director of Helmerich & Payne, Inc.

THOMAS H. CRUIKSHANK, AGE 68

     Director since 1990. Mr. Cruikshank was Chairman of the Board and Chief Executive Officer of Halliburton Company, a diversified oil field services, engineering, and construction company, until his retirement in 1996. He was an executive of Halliburton for more than five years. Mr. Cruikshank is also a director of The Goodyear Tire & Rubber Company, and Lehman Bros. Holdings, Inc.

PATRICIA L. HIGGINS, AGE 50

     Director since 1995. Ms. Higgins is Chairman and Chief Executive Officer of The Research Board and has been since 1999. From 1997 to 1999, she was Vice President and Chief Information Officer of the Aluminum Company of America, an integrated aluminum company. She was President of Worldwide Communications Market Sector Group of Unisys Corporation from 1995 to 1997 and a Group Vice President of NYNEX from 1991 to 1995. Ms. Higgins is also a director of Fleet Bank N.A.

GORDON R. PARKER, AGE 64

     Director since 1987. Mr. Parker was Chairman of the Board of Newmont Mining Corporation, a company engaged in the exploration for, and the operation and management of, precious metal properties, until his retirement in 1994. He was an executive of Newmont for more than five years. Mr. Parker is also a director of Caterpillar, Inc. and Phelps Dodge Corporation.

JOSEPH H. WILLIAMS, AGE 66

     Director since 1969. He was Chairman of the Board of the Company prior to his retirement in 1994. He was an executive of the Company for more than five years. Mr. Williams is also a director of The Prudential Insurance Co. of America.

                                    CLASS I

                            (TERM EXPIRES MAY 2002)

FRANK T. MACINNIS, AGE 53

     Mr. MacInnis is Chairman of the Board and Chief Executive Officer of EMCOR Group, Inc., one of the world's largest electrical and mechanical construction groups, and has been since 1994. Mr. MacInnis is also Chairman of the Board of ComNet Communications, Inc. He is also a director of UTT Corporation and a former director of Portec, Inc., and MAPCO Inc.

PETER C. MEINIG, AGE 60

     Director since 1993. Mr. Meinig is Chairman and Chief Executive Officer of HM International, Inc., a privately owned diversified manufacturing and management company, and has held executive positions with

HM International for more than five years. He also serves as Chairman of Windsor Food Company, Ltd. And Ninth House, Inc.

                             ---------------------

COMMITTEES, MEETINGS, AND DIRECTOR COMPENSATION

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, the Board is not involved in the day-to-day operations of the Company. The Board is kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.

     The Board of Directors held 14 meetings during 1999. No director attended less than 75 percent of the Board and Committee meetings. The Board has established standing committees to consider designated matters. The Committees of the Board are Executive, Audit, Nominating, and Compensation. In accordance with the By-laws of the Company, the Board of Directors annually elects from its members the members and chairman of each Committee.

     Executive Committee. Members: Keith E. Bailey, Chairman, Thomas H. Cruikshank, James C. Lewis, Peter C. Meinig, Gordon R. Parker, and Joseph H. Williams.

     The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except as such authority may be limited from time to time by the laws of the State of Delaware. The Executive Committee did not meet in 1999.

     Audit Committee. Members: Peter C. Meinig, Chairman, Glenn A. Cox, William
E. Green, Patricia L. Higgins, Frank T. MacInnis, and Janice D. Stoney.

     The Audit Committee is composed of nonemployee directors. The Audit Committee annually considers the qualifications of the independent auditor of the Company and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets on a scheduled basis with representatives of the independent auditor and is available to meet at the request of the independent auditor. During meetings, the Audit Committee receives reports regarding the Company's books of accounts, accounting procedures, financial statements, audit policies and procedures, and other matters within the scope of the Committee's duties. It reviews the plans for and results of audits of the Company and its subsidiaries. It reviews and approves the independence of the independent auditor. It considers and authorizes the fees for both audit and nonaudit services of the independent auditor.

     The Audit Committee also meets with representatives of the Company's Audit Services Department. It reviews the results of the internal audits, compliance with the Company's written policies and procedures, and the adequacy of the Company's system of internal accounting and management controls. It meets with the financial and accounting officers of the Company and the executive officers of subsidiary companies to review various aspects of their operations. During 1999, the Audit Committee met five times.

     Nominating Committee. Members: Gordon R. Parker, Chairman, Hugh M. Chapman, W.R. Howell, Jack A. MacAllister, Frank T. MacInnis, and Joseph H. Williams.

     The Nominating Committee is composed of nonemployee directors. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board as such vacancies occur, as well as the slate of nominees for election as directors by the stockholders at each Annual Meeting of Stockholders. Additionally, the Committee recommends to the Board the individual to be the Chairman of the Board and Chief Executive Officer. During 1999, the Nominating Committee met four times.

     Qualifications considered by the Nominating Committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business, and the ability to serve the interests of all stockholders. The Committee will consider director candidates submitted to it by other directors, employees, and stockholders. As a requisite to consideration, each recommendation must be accompanied by biographical material on the proposed candidate, as well as an indication that the proposed candidate would be willing to serve as a director if elected. Recommendations with supporting material may be sent to the attention of the Corporate Secretary.

     Compensation Committee. Members: Thomas H. Cruikshank, Chairman, Glenn A. Cox, William E. Green, Patricia L. Higgins, W.R. Howell, James C. Lewis, Jack A. MacAllister, and Gordon R. Parker.

     The members of the Compensation Committee are nonemployee directors and are not eligible to participate in any of the plans or programs that the Committee administers. The Compensation Committee approves the standard for setting salary ranges for executive officers of the Company, reviews and approves the salary budgets for all other officers of the Company, and specifically reviews and approves the compensation of the senior executives of the Company. It reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. It also approves stock option grants for the executive officers named herein. See the "Compensation Committee Report on Executive Compensation" elsewhere herein. During 1999, the Compensation Committee met six times.

     Compensation of Directors. Employee directors receive no additional compensation for service on the Board of Directors or Committees of the Board. Nonemployee directors receive an annual retainer of $12,000 in cash and 750 shares of Common Stock. They also receive a committee retainer of $4,000 for serving on the Audit, Nominating or Compensation Committees. Chairmen of the Audit, Nominating and Compensation Committees receive an additional annual retainer of $2,500. Nonemployee directors also receive $1,000 for each Board meeting attended, $500 for each Audit, Nominating or Compensation Committee meeting attended and $750 for each Executive Committee meeting attended.

     Under the Company's 1996 Stock Plan for Non-Employee Directors, a nonemployee director may elect to receive all or any part of cash fees in the form of Common Stock or deferred stock. Deferred stock may be deferred to any subsequent year or until such individual ceases to be a director. Dividend equivalents are paid on deferred shares and may be received in cash or reinvested in additional deferred shares. Seven directors elected to defer fees under this plan in 1999.

     Under the 1996 Stock Plan for Non-Employee Directors, all nonemployee directors receive an annual stock option grant of 4,000 shares of the Company's Common Stock. The options are exercisable on the date of grant and remain exercisable for ten years so long as the director remains a director of the Company. The exercise price is equal to the fair market value of the stock on the date of grant as defined by the Plan.

     All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any Committee or otherwise by reason of their being a director.

     On September 30, 1999, at the equity offering of Williams Communications Group, Inc. ("WCG"), nonemployee directors serving at the time of the equity offering received a one-time grant of ten-year options to purchase 10,000 shares of WCG Class A Common Stock at a price equal to the initial public offering price. These options were vested upon grant.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and each of the five other most highly-compensated executive officers of the Company for the three fiscal years ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION         ------------------------------------------
                                 ---------------------------------      RESTRICTED                STOCK
                                                                          STOCK               OPTION SHARES
NAME AND                                                BONUS             AWARDS           -------------------     ALL OTHER
PRINCIPAL POSITION               YEAR    SALARY    (YR. EARNED)(1)  (YR. EARNED)(2)(3)      WMB(4)     WCG(5)   COMPENSATION(6)
------------------               ----   --------   ---------------  ------------------     --------   --------  ---------------
Keith E. Bailey................  1999   $902,595      $    -0-          $  662,540(7)       50,000    100,000     $   10,905
  Chairman, President and        1998    675,000       300,000             450,000(7)       50,000                    12,800
  Chief Executive Officer        1997    675,000       325,000             337,509(7)      100,000                    10,131
John C. Bumgarner, Jr. ........  1999   $401,442      $210,806          $1,028,583(8)       20,000     50,000     $   10,905
  Senior Vice President,         1998    375,000       131,250           1,707,375(9)(10)   20,000                    12,800
  Corporate Development          1997    325,000       113,750              48,750          40,000                    10,131
  & Planning
Howard E. Janzen...............  1999   $451,538      $226,616          $   97,122(11)      10,000    300,000     $   10,905
  President and Chief Executive  1998    400,000       126,000           2,609,000(12)      30,000                    12,050
  Officer, Williams              1997    300,000       105,000              45,000          60,000                    10,131
  Communications Group, Inc.
Jack D. McCarthy...............  1999   $391,817      $196,589          $   84,253          20,000     50,000     $   10,905
  Senior Vice President,         1998    375,000       131,250           1,707,375(9)(10)   20,000                    12,800
  Finance & Corporate Chief      1997    320,000       112,000              48,000          40,000                    10,131
  Financial Officer
Brian E. O'Neill...............  1999   $353,846      $237,575          $      -0-          20,000     50,000     $1,217,558(13)(14)
  President, Williams Gas        1998    340,000       119,000              51,000          20,000                    57,543(13)
  Pipeline                       1997    340,000       119,000              51,000          40,000                    54,874(13)
William G. von Glahn...........  1999   $351,153      $172,157          $   73,783          20,000     50,000     $   10,905
  Senior Vice President and      1998    300,000       105,000           1,305,000(9)       20,000                    10,815
  General Counsel                1997    250,000        87,500              37,500          40,000                    10,131

---------------

 (1) Excludes executive incentive compensation program awards converted to deferred stock amounts that are included in the Restricted Stock Awards column.

 (2) Amounts reported in this column include the dollar value of the Company's deferred and restricted stock awards under the terms of the Company's 1996 Stock Plan and Williams Communications Group, Inc. deferred stock awards under the terms of the Williams Communications Group, Inc. 1999 Stock Plan as of the date such awards were granted. Conversion of executive incentive compensation program awards to deferred stock is based on the 52-week average stock price for the award year, except as noted in footnote 11. Receipt of deferred stock is deferred for approximately three years.

 (3) The total number of the Company's restricted shares held and the aggregate closing market value at December 31, 1999, were as follows: Mr. Bailey, 374,086 shares valued at $11,433,003. The total number of the Company's and Williams Communications Group, Inc. deferred shares held, respectively, and the aggregate closing market value at December 31, 1999, were as follows:
     Mr. Bailey, 71,328 shares valued at $2,179,962; Mr. Bumgarner, 82,220 shares valued at $5,569,099 and 14,493 shares valued at $419,391; Mr. Janzen, 6,508 shares valued at $198,901 and 98,152 shares valued at $2,840,274; Mr. McCarthy, 53,843 shares valued at $1,645,577; Mr. O'Neill,
     51,549 shares valued at $1,575,466 and Mr. von Glahn, 47,125 shares valued at $1,440,258. Aggregate market value was calculated using $30.5625 per share, the closing price of the Company's Common Stock and $28.9375 per share, the closing price of Williams Communications Group, Inc. Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall

Street Journal for December 31, 1999. Dividends are paid on the Company's restricted shares, and dividend equivalents are paid on the Company's deferred stock at the same time and at the same rate as dividends paid to stockholders generally; dividend equivalents are not paid on Williams Communications Group, Inc. deferred stock.

 (4) Adjusted to reflect stock splits.

 (5) The Company's Common Stock is designated WMB. Effective with the initial public offering of Williams Communications Group, Inc. on September 30, 1999, certain employees of Williams received awards denominated in Williams Communications Group, Inc. Common Stock (WCG).

 (6) Consists of contributions made by the Company to the Investment Plus Plan, a defined contribution plan, on behalf of each of the named executive officers, except as noted in footnotes 13 and 14.

 (7) Represents 14,722 shares of restricted stock valued at the 52-week average stock price for week ending December 26, 1997 ($22.9255, adjusted for a stock split at the end of 1997) awarded in 1998 as 1997 incentive compensation; and 14,742 shares of restricted stock valued at the 52-week average stock price for week ending December 25, 1998 ($30.5260) awarded in 1999 as 1998 incentive compensation and 16,679 shares of restricted stock valued at the 52-week average stock price for the week ending December 31, 1999 ($39.7250) awarded in 2000 as 1999 incentive compensation instead of awards of cash and deferred stock provided under the executive incentive compensation program applicable to other executive officers. Also represents 8,122 shares of restricted stock awarded in 1999 to Mr. Bailey to correct the number of shares awarded in 1994, 1995 and 1996 when the conversion to restricted shares was based on incorrect valuation methods. The restrictions on Mr. Bailey's restricted stock awards lapse in April 2002.

 (8) The amount includes retention awards of 14,642 deferred shares of the Company's Common Stock awarded on July 23, 1999, and valued at $604,898 and 14,493 deferred shares of Williams Communications Group, Inc. Common Stock valued at $333,339 which were awarded at the initial public offering (IPO) of Williams Communications Group, Inc. on September 30, 1999.

 (9) Includes the Company's deferred stock awarded on May 21, 1998 for retention purposes to the following individuals (market values at date of grant are noted as follows): Mr. Bumgarner, 40,000 shares valued at $1,277,500 that vested in January 2000; Mr. McCarthy, 40,000 shares valued at $1,277,500; and Mr. von Glahn, 40,000 shares valued at $1,277,500.

(10) Includes the Company's deferred stock awarded on July 31, 1998 for termination of employment agreement, respectively to the following individuals (market values at date of grant are noted as follows): Mr. Bumgarner, 12,000 shares valued at $385,500; and Mr. McCarthy, 12,000 shares valued at $385,500.

(11) Amount reported is the dollar value of an executive incentive compensation program award of Williams Communications Group, Inc. deferred stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan as of December 31, 1999, the date of award. Conversion of the award to deferred stock was based on the three-month average stock price since inception of Williams Communications Group, Inc. Common Stock on September 30, 1999 ($28.4290). Receipt of deferred stock is deferred for approximately three years.

(12) This amount includes the Company's deferred stock award of 80,000 shares granted for retention purposes on May 21, 1998 under The Williams Companies, Inc. 1996 Stock Plan with a value of $2,555,000. These deferred shares were converted at the completion of the equity offering of Williams Communications Group, Inc. on September 30, 1999, to 130,870 Williams Communications Group, Inc. deferred shares under the Williams Communications Group, Inc. 1999 Stock Plan. Twenty-five percent of these deferred shares (32,718) vested on that date.

(13) Includes an annual payment of $44,743 from Transcontinental Gas Pipe Line Corporation, a subsidiary of the Company, under the terms of a separation of employment agreement between Mr. O'Neill and Transco Energy Company, dated November 24, 1987.

(14) As part of a separation agreement with the Company, Mr. O'Neill received a cash payment of $1,161,910.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following tables provide certain information concerning the grant of the Company's stock options and Williams Communications Group, Inc. stock options during the last fiscal year to the named executive officers:

                   WILLIAMS OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS(1)
                            -----------------------------------------------------------------------------
                                      NUMBER    PERCENT OF TOTAL
                                      OF WMB     OPTIONS GRANTED     EXERCISE                  GRANT DATE
                             DATE     OPTIONS    TO EMPLOYEES IN       PRICE      EXPIRATION    PRESENT
NAME                        GRANTED   GRANTED      FISCAL YEAR      (PER SHARE)      DATE       VALUE(2)
----                        -------   -------   -----------------   -----------   ----------   ----------
Keith E. Bailey...........  3/18/99   25,000         0.49%           $39.9375      03/18/09     $393,500
                            9/16/99   25,000         0.49%            40.5000      09/16/09      427,500
                                      -------         ----                                      --------
                                      50,000         0.98%                                      $821,000
John C. Bumgarner, Jr. ...  3/18/99   10,000         0.20%           $39.9375      03/18/09     $157,400
                            9/16/99   10,000         0.20%            40.5000      09/16/09      171,000
                                      -------         ----                                      --------
                                      20,000         0.40%                                      $328,400
Howard E. Janzen..........  3/18/99   10,000         0.20%           $39.9375      03/18/09     $157,400
                                      -------         ----                                      --------
                                      10,000         0.20%                                      $157,400
Jack D. McCarthy..........  3/18/99   10,000         0.20%           $39.9375      03/18/09     $157,400
                            9/16/99   10,000         0.20%            40.5000      09/16/09      171,000
                                      -------         ----                                      --------
                                      20,000         0.40%                                      $328,400
Brian E. O'Neill..........  3/18/99   10,000         0.20%           $39.9375      12/31/04     $115,500
                            9/16/99   10,000         0.20%            40.5000      12/31/04      125,700
                                      -------         ----                                      --------
                                      20,000         0.40%                                      $241,200
William G. von Glahn......  3/18/99   10,000         0.20%           $39.9375      03/18/09     $157,400
                            9/16/99   10,000         0.20%            40.5000      09/16/09      171,000
                                      -------         ----                                      --------
                                      20,000         0.40%                                      $328,400

---------------

(1) Options granted in 1999 were granted subject to an accelerated vesting provision as discussed in the Compensation Committee Report on Executive Compensation included herein. Those awarded in March 1999 vested on April 15, 1999 and those awarded in September 1999 were vested upon grant pursuant to such accelerated vesting. The Company granted these options under its 1996 Stock Plan.

(2) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations, except for Mr. O'Neill's, assume an expected volatility of 27 percent "weighted-average," a risk-free rate of return of 6 percent "weighted-average," a dividend yield of 1.54 percent and an exercise date at the end of the contractual term in 2009. Mr. O'Neill's calculations assume an expected volatility of 28 percent "weighted average," a risk-free rate of return of 5.6 percent "weighted average," a dividend yield of 1.54 percent and an exercise date of 2004. The actual value, if any, that may be realized by an executive will depend on the market price of the Company's Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in the Company's stock price.

     WILLIAMS COMMUNICATIONS GROUP, INC. OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                             ------------------------------------------------------------------------------
                                       NUMBER     PERCENT OF TOTAL
                                       OF WCG      OPTIONS GRANTED     EXERCISE                  GRANT DATE
                              DATE     OPTIONS     TO EMPLOYEES IN       PRICE      EXPIRATION    PRESENT
NAME                         GRANTED   GRANTED     FISCAL YEAR(1)     (PER SHARE)      DATE       VALUE(2)
----                         -------   -------    -----------------   -----------   ----------   ----------
Keith E. Bailey............  9/30/99   100,000(3)      1.31%            $23.000       9/30/09    $1,735,000
John C. Bumgarner, Jr. ....  9/30/99    50,000(3)      0.66%            $23.000       9/30/09    $  867,500
Howard E. Janzen...........  9/30/99    75,000(4)      0.98%            $23.000       9/30/09    $1,301,250
                             9/30/99   225,000(4)      2.95%            $23.000       9/30/09    $3,903,750
                                       -------          ----                                     ----------
                                       300,000         3.93%                                     $5,205,000
Jack D. McCarthy...........  9/30/99    50,000(3)      0.66%            $23.000       9/30/09    $  867,500
Brian E. O'Neill...........  9/30/99    50,000(3)      0.66%            $23.000      12/31/04    $  655,000
William G. von Glahn.......  9/30/99    50,000(3)      0.66%            $23.000       9/30/09    $  867,500

---------------

(1) The total number of options granted to employees in the fiscal year excludes 715,750 options converted from Williams stock at the time of the equity offering to Williams Communications Group, Inc. common stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan.

(2) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations, except for Mr. O'Neill's, assume an expected volatility of 59.9 percent, a risk-free rate of return of 6.36 percent, a dividend yield of 0 percent and an exercise date at the end of the contractual term in 2009. Mr. O'Neill's calculations assume an expected volatility of 59.9 percent, a risk-free rate of return of 6.03 percent, a dividend yield of 0 percent and an exercise date of 2004. The actual value, if any, that may be realized by an executive will depend on the market price of the Williams Communications Group, Inc. Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in Williams Communications Group, Inc. stock price.

(3) Options will cliff vest on September 30, 2004. Williams Communications Group, Inc. granted these stock options under the Williams Communications Group, Inc. 1999 Stock Plan as Williams Communications Group, Inc. Board of Directors' compensation.

(4) Options were granted under the Williams Communications Group, Inc. 1999 Stock Plan and will vest as follows: 75,000 in thirds on September 30, 2000, September 30, 2001 and September 30, 2002, respectively and 225,000 will cliff vest on September 30, 2004.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following tables provide certain information on stock option exercises of the Company's stock and Williams Communications Group, Inc. stock, respectively, in 1999 by the named executive officers and the value of such officers' unexercised options at December 31, 1999.

     AGGREGATED OPTION EXERCISES OF THE COMPANY'S STOCK IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                   OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END (1)
                             ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                        ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   ----------   -----------   -------------   -----------   -------------
Keith E. Bailey...........         0      $        0     350,002           0         $2,708,358         $0
John C. Bumgarner, Jr. ...    70,000      $  856,871      10,000           0         $        0         $0
Howard E. Janzen..........    74,808      $2,233,935     180,004           0         $1,554,437         $0
Jack D. McCarthy..........    40,000      $  585,830      40,000           0         $    3,750         $0
Brian E. O'Neill..........         0      $        0     334,404           0         $5,356,857         $0
William G. von Glahn......    25,000      $  640,969      95,504           0         $  464,042         $0

---------------

(1) Based on the closing price of the Company's Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999 ($30.5625 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of the Company's Common Stock on the date of exercise.

AGGREGATED OPTION EXERCISES OF WILLIAMS COMMUNICATIONS GROUP, INC. STOCK IN LAST
                                  FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES                 OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END (1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Keith E. Bailey................       0           $0           0           100,000          $0         $  593,750
John C. Bumgarner, Jr. ........       0           $0           0            50,000          $0         $  296,875
Howard E. Janzen...............       0           $0           0           300,000          $0         $1,781,250
Jack D. McCarthy...............       0           $0           0            50,000          $0         $  296,875
Brian E. O'Neill...............       0           $0           0            50,000          $0         $  296,875
William G. von Glahn...........       0           $0           0            50,000          $0         $  296,875

---------------

(1) Based on the closing price of Williams Communications Group, Inc. Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999 ($28.9375 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of the Williams Communications Group, Inc. Common Stock on the date of exercise.

RETIREMENT PLAN

     The Company's pension plan is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees of the Company who have completed one year of service. Except as noted below, executive officers of the Company participate in the pension plan on the same terms as other full-time employees.

     Effective April 1, 1998, the Company converted its pension plan from a final average pay plan to a cash balance pension plan. Each participant's accrued benefit as of that date was converted to a beginning account balance. Account balances are credited with an annual Company contribution and quarterly interest allocations. Each year the Company allocates to an employee's pension account an amount equal to a percentage of eligible compensation. Such percentage is based upon the employee's age according to the following table:

                                PERCENTAGE OF            PERCENTAGE OF ELIGIBLE PAY GREATER
AGE                            ALL ELIGIBLE PAY          THAN THE SOCIAL SECURITY WAGE BASE
---                            ----------------          ----------------------------------
<30..........................  4.5      %         +      1                %
30-39........................  6        %         +      2                %
40-49........................  8        %         +      3                %
50+..........................  10       %         +      5                %

     For employees, including the executive officers named in the Summary Compensation Table, who were active employees and plan participants on March 31, 1998, and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to the sum of 0.3 percent multiplied by the participant's total years of service prior to March 31, 1998. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The normal retirement benefit is a monthly annuity based on an individual's account balance as of benefit commencement. The plan defines eligible compensation to include salary and bonuses. Normal retirement age is
65. Early retirement may begin as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

     Participants who were age 50 or older as of March 31, 1998, were grandfathered under a transitional provision that gives them the greater of the benefit payable under the cash balance formula or the final average pay formula based on all years of service and compensation. Mr. Bailey, Mr. Bumgarner, Mr. McCarthy, Mr. O'Neill, and Mr. von Glahn are covered under this grandfather provision.

     The Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, the Company has adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee, including the executive officers named in the Summary Compensation Table, whose benefit payable under the pension plan is reduced by Internal Revenue Code limitations.

     Total estimated annual benefits payable at normal retirement age under the cash balance formula from both the tax qualified and the supplemental retirement plans are as follows:

Keith E. Bailey.............................................    $689,364
John C. Bumgarner, Jr. .....................................     267,149
Howard E. Janzen............................................     504,840
Jack D. McCarthy............................................     175,041
Brian E. O'Neill............................................      84,346
William G. von Glahn........................................     223,869

     The following schedule illustrates projected annual retirement benefits under the final average pay formula, payable from both the tax qualified and the supplemental retirement plans based on various levels of final average annual compensation and years of service. The benefits are not subject to deduction for any offset amounts:

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                                 ------------------------------------------------------
REMUNERATION                        15         20         25         30          35
------------                     --------   --------   --------   --------   ----------
$  400,000.....................  $109,022   $145,363   $181,703   $218,044   $  254,385
   600,000.....................   164,522    219,363    274,203    329,044      383,885
   800,000.....................   220,022    293,363    366,703    440,044      513,385
 1,000,000.....................   275,522    367,363    459,203    551,044      642,885
 1,200,000.....................   331,022    441,363    551,703    662,044      772,385
 1,400,000.....................   386,522    515,363    644,203    773,044      901,885
 1,600,000.....................   442,022    589,363    736,703    884,044    1,031,385
 1,800,000.....................   497,522    663,363    829,203    995,044    1,160,885

     As of December 31, 1999, the years of credited service under the pension plan for the executive officers named in the Summary Compensation Table, who are grandfathered under the final average pay formula, were: Mr. Bailey, 26; Mr. Bumgarner, 23; Mr. McCarthy, 13; Mr. O'Neill, 25; Mr. von Glahn, 14.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL SEVERANCE PLAN

     As authorized by the Board of Directors, the Company previously had separate employment agreements with certain of the executive officers named in the Summary Compensation Table and certain other individuals. In 1998, the Company and all but one of the executive officers entered into agreements to terminate these employment agreements. In early 2000, the remaining employment agreement was terminated in connection with the retirement of the executive officer.

     The Company has established The Williams Companies, Inc. Change in Control Severance Plan, which covers certain employees of the Company, including the executive officers named in the Summary Compensation Table. The plan provides severance benefits if, within two years following a change in control of the Company, a participant's employment is terminated (i) involuntarily other than for cause, death, disability, or the sale of a business, or (ii) voluntarily for good reason. The severance benefit is a lump sum payment equal to 100 percent of the participant's annual base salary plus 100 percent of the participant's monthly base salary for each completed year of service, subject to a maximum severance benefit equal to 200 percent of the participant's annual base salary. If necessary, a participant is also entitled to receive a corresponding gross-up payment sufficient to compensate for the amount of any excise tax imposed by Internal Revenue Code Section 4999, and for any taxes imposed on such additional payment. Amounts payable under the plan are in lieu of any payments that may otherwise be payable under any other severance plan or program.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of independent outside directors. The Committee is responsible for overseeing and administering the Company's executive compensation program.

COMPENSATION POLICY

     The executive compensation program of the Company is designed to serve the interests of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and performance. Specifically, the executive compensation program seeks to:

          (i) implement compensation practices that allow the Company to attract and retain qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

          (ii) enhance the compensation potential of executives who are in the best position to contribute to the growth and success of the Company by providing flexibility to compensate individual performance; and

          (iii) directly align the interests of executives with the interests of stockholders through compensation opportunities in the form of ownership of Common Stock or Common Stock equivalents.

     These objectives are met through a program comprised of base salary; annual cash bonus and deferred stock opportunities directly tied to individual performance as well as consolidated and operating company performance; and long-term incentive opportunities primarily in the form of stock options and the selective use of deferred and restricted stock. Compensation decisions with respect to those executives named in the Summary Compensation Table are made by the Committee.

COMPENSATION PROGRAM

     Base Salary. Base salary ranges for the Company's executive officers, including those named in the Summary Compensation Table, were targeted at the 50th percentile of salary survey results. For this purpose, the Company uses compensation survey information relevant to companies of similar size and to companies in similar industries supplied by nationally known compensation consulting firms. Other information concerning overall compensation levels and forms, such as total cash compensation and stock option award information is also used by the Committee in making compensation decisions.

     The Committee considers base salary adjustments for each of the Company's executive officers annually. The Committee also approves annually a merit increase budget for all officers. For 1999, the merit increase budget approved for executive employees was 4.1 percent. This target was arrived at after review of survey data indicating that estimated 1999 base salary increases for executives would range from 4.0 to 4.6 percent. Within this framework, base salary increases for the Company's executive officers ranged from 0 to 5 percent, excluding adjustment increases. The average 1999 merit increase for such officers was 3.95 percent. Specific increases for individual executive officers involve consideration of certain subjective factors, principally the performance of such executive over the prior compensation period.

     Cash Bonus and Deferred Stock. The bonus arrangement for Mr. Bailey is discussed elsewhere herein. The other senior executive officers of the Company, including those named in the Summary Compensation Table, are eligible each year for cash and deferred stock bonuses. Each executive officer has a maximum target opportunity that is a percentage of base salary that can be earned if stretch performance targets are met. The target opportunity percentages vary by level of management. The percentages of base salary used for this purpose range from 20 percent for manager level participants to 100 percent for executive officers. Maximum bonus targets are set as a percentage of base salary such that the combined base salary and maximum bonus approximate the 75th percentile of total annual compensation (base salary plus annual bonus) relative to survey data on comparably sized companies and companies in similar industries, when stretch performance is achieved. The components of the award formula are personal performance, business performance, stockholder return and, for executives in some business units, performance relative to the performance of their peers. Awards are earned based on the extent to which preestablished performance targets are achieved. Each component is weighted, with the sum of the weights for the components totaling one. The components are weighted differently for each level of management depending on the Committee's subjective judgment as to the particular level of management's ability to influence performance for a given award component. An executive officer's award for a given year is the sum of the product of (i) the percentage actual performance bears to targeted performance (the "performance factor"); (ii) the applicable weight of the component; (iii) the target opportunity percentage; and
(iv) the participant's base salary, for each of the components.

     The performance targets for the business performance and performance to peers components are set by the Committee at threshold, target and stretch levels at the beginning of each year. The target level represents a targeted level of performance for the plan year as submitted by the respective business units and as approved by the Committee in January of the plan year. Threshold and stretch levels represent the Committee's subjective assessment of performance below which there should be no bonus (the threshold target) and performance at which the full bonus potential should be paid (the stretch target). If performance is at target, the performance factor used to calculate the award is normally 50 percent. Performance above or below target results in awards representing a linear increase/decrease from target to stretch and from target to threshold depending upon where actual performance falls. Where results exceed stretch, the performance factor applied is within the sole discretion of the Committee. In 1999, the Committee approved a super-stretch target that provided an additional 25 percent opportunity resulting in a potential performance factor of 125 percent of the award. Except in unusual circumstances, there are no awards for performance below threshold.

     The personal performance assessment for each executive officer is based on an analysis of the individual's performance with consideration given to such factors as significant business decisions, innovative achievements and timely completion of projects within budgeted ranges, among other things. The business performance factor for 1999 was tied to both energy income applicable to common shareholders and Williams Communications Group, Inc. earnings before income taxes, depreciation and amortization for the Company's executives and operating profit, or earnings before income taxes, depreciation and amortization of the individual operating companies for executives in these units. The Committee retains the discretion to adjust reported performance to allow for extraordinary, nonrecurring factors.

     Once the award is determined for each executive officer as described above, 70 percent of the award is paid in cash and 30 percent is deferred and paid in stock. The 30 percent mandatory deferred portion vests approximately three years from the award date. Deferred stock under this program is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the end of the deferral period.

     Executive officers have the option to defer all or a portion of the remaining cash bonus award into 100 percent vested deferred stock for up to five years from the award date. Senior executives also have an opportunity to defer all or a portion of the remaining cash bonus award and their base salary for an elective period in the form of 100 percent vested deferred stock.

     Deferred stock cannot be sold or otherwise disposed of until the applicable deferral period lapses. Dividend equivalents are paid on deferred stock or reinvested in additional deferred stock. The value of the deferred award is at risk during the deferral period since the value is tied to the stock price.

     Long-term Compensation. The Company's 1996 Stock Plan, approved by the stockholders in 1996, permits the Committee to grant different types of stock-based awards, including deferred stock awards discussed above. The 1996 Stock Plan also provides for stock option awards giving executives the right to purchase Common Stock over a ten-year period at the market value per share of the Company's Common Stock, as defined by the 1996 Stock Plan, as of the date the option is granted. Stock option awards made in 1999 were granted subject to an accelerated vesting provision which provided that if the average stock price, for five out of 10 consecutive business days, reached a level that was 1.33 times the average stock price on the first business day of the award year, the options vested immediately. (This acceleration feature is the equivalent of a 10 percent increase in stock price compounded for three years.) Stock options granted in March 1999 vested on April 15, 1999 and those awarded in September 1999 were vested upon grant pursuant to such accelerated vesting. The Committee's objective with respect to stock option awards is to provide a long-term component to overall compensation that aligns the interests of executives with the interests of stockholders through stock ownership. Compensation opportunities in the form of stock options serve this purpose.

     The Committee has established stock option award targets for each level of management participating in the stock option program. The target levels for annual stock option grants have been established based on competitive market practices and range from 50,000 shares for the Chairman, President and Chief Executive Officer to 1,500 shares for manager-level employees. In making decisions on stock option awards, the Committee has available to it information on previous stock option awards granted to its executive officers. Stock option awards are not tied to preestablished performance targets.

     The 1996 Stock Plan also provides for the issuance of restricted and deferred stock, which is not distributed to the executive until the applicable restriction period lapses. Restricted and deferred stock that is not vested is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the lapsing of applicable restrictions. The Committee uses restricted and deferred stock awards primarily to provide, on a selective basis, a vehicle for tying an element of compensation to the executive's willingness to remain with the Company in a way that aligns the executive's interests with those of the other stockholders.

     In 1999, the Committee established the Williams Communications Group, Inc. 1999 Stock Plan to provide for issuance of stock option and deferred stock awards of Williams Communications Group, Inc. stock. Stock option awards from this plan give executives the right to purchase WCG common stock over a ten-year period at the market value per share of WCG common stock, as defined by the plan, as of the date the award is granted. Stock option awards from this plan will generally be subject to three-year (one-third per year) graded vesting schedule. Awards made in 1999 from this plan were not subject to an accelerated vesting provision. Effective with the equity offering of Williams Communications Group, Inc., Mr. Janzen's stock awards are denominated in WCG stock granted from this plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The full Board meets in executive session each year to review Mr. Bailey's performance. The session is conducted without Mr. Bailey present, and the meeting is chaired by the Chairman of the Compensation Committee. The results of this performance review, which are shared with Mr. Bailey, are used by the Compensation Committee in making its review of Mr. Bailey's performance for compensation purposes.

     As previously mentioned, a special incentive compensation program has been designed for Mr. Bailey. As a result, Mr. Bailey does not participate in the cash bonus and deferred stock programs applicable to other executive officers previously described. In order to weight Mr. Bailey's base compensation more heavily in the form of stock, the incentive compensation program approved for him pays out entirely in restricted stock to the extent earned. The maximum award potential under the program is equal to 100 percent of base salary. The award earned in 1999 and awarded in January 2000 was 16,679 shares of restricted stock. This award represents seventy-three percent of the award potential based on the level of targeted earnings and stock performance achieved and a subjective evaluation of Mr. Bailey's performance. The restricted stock awarded to Mr. Bailey vests in 2002. The restricted stock is forfeited to the extent Mr. Bailey terminates employment prior to the lapse of the restriction period whether due to resignation, voluntary retirement without prior Board consent or termination for cause. Under Mr. Bailey's leadership and direction, the Company continued to grow both its energy and communications businesses and introduced performance initiatives designed to increase efficiency of operations and increase responsiveness to customer needs.

     A stock option grant of 50,000 shares was also approved for Mr. Bailey in 1999. This award represents 100 percent of the target for stock option awards previously established by the Committee for the Chairman, President and Chief Executive Officer position. The specific award, relative to the target, was based on a subjective analysis of Mr. Bailey's performance. In addition, Mr. Bailey received a stock option grant of 100,000 shares of Williams Communications Group, Inc. stock.

OTHER MATTERS

     Section 162(m) of the Code places a $1 million per person limitation on the tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Code, is not subject to the $1 million limit. The Committee generally intends to grant awards under the 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. In other respects, the Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of the Company's compensation program. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. The Committee believes that approximately $495,000 of Mr. Bailey's compensation and approximately $370,000 of Mr. Janzen's compensation, otherwise deductible for 1999, exceeded the deductibility limit.

                                            THE COMPENSATION COMMITTEE

                                            Thomas H. Cruikshank, Chairman
                                            Glenn A. Cox
                                            William E. Green
                                            Patricia L. Higgins
                                            W. R. Howell
                                            James C. Lewis
                                            Jack A. MacAllister
                                            Gordon R. Parker

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends) with the cumulative total return of the S&P Corporate-500 Stock Index and the S&P Natural Gas Index for the period of five fiscal years commencing January 1, 1995. The graph assumes an investment of $100 at the beginning of the period.

                 CUMULATIVE FIVE-YEAR TOTAL STOCKHOLDER RETURN

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                       1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 Williams Co. Inc.                    100.00       180.12       237.38       369.03       412.15       410.34
 S&P 500 Index                        100.00       137.54       165.41       225.49       289.93       350.93
 S&P Natural Gas                      100.00       141.44       182.98       221.78       243.04       289.44

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock of the Company and the percentage represented by such number of each person who is known to the Company to own beneficially 5 percent or more of the Company's Common Stock. The Company obtained certain information in the table from filings made with the Securities and Exchange Commission.

                                                               NUMBER OF
                                                               SHARES OF     PERCENT
NAME AND ADDRESS                                              COMMON STOCK   OF CLASS
----------------                                              ------------   --------
Wells Fargo & Company(1)....................................   39,762,320     9.15%
420 Montgomery Street
San Francisco, California 94104
Capital Resource and Management Company(2)..................   31,923,850     7.30%
333 South Hope Street
Los Angeles, California 90071
Putnam Investments, Inc.(3).................................   23,864,850     5.50%
One Post Office Square
Boston, Massachusetts 02109

---------------

(1) A filing with the Securities and Exchange Commission on February 10, 2000, indicates that Wells Fargo & Company is a Parent Holding Company in accordance with Section 240.13d-1(b)(ii)(G).

(2) A filing with the Securities and Exchange Commission on February 10, 2000, indicates that Capital Research and Management Company, an investment adviser under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of 31,923,850 shares of the Company's Common Stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3) A filing with the Securities and Exchange Commission on February 10, 2000, indicates that Wells Fargo & Company is a Parent Holding Company in accordance with Section 240.13d-1(b)(ii)(G).

     The following table sets forth, as of February 29, 2000, the amount of the Company's Common Stock beneficially owned by each of its directors, each of the executive officers named in the Summary Compensation Table, and by all directors and nominees and executive officers as a group.

                                                                         SHARES
                                                                       UNDERLYING
                                                      SHARES OF          OPTIONS
                                                    COMMON STOCK       EXERCISABLE
                                                   OWNED DIRECTLY        WITHIN                  PERCENT
NAME OF INDIVIDUAL OR GROUP                      OR INDIRECTLY(1)(2)   60 DAYS(3)      TOTAL     OF CLASS
---------------------------                      -------------------   -----------   ---------   --------
Keith E. Bailey................................       1,893,951(4)        350,002    2,243,953       *
John C. Bumgarner, Jr. ........................       1,058,144(4)         10,000    1,068,144       *
Hugh M. Chapman................................           2,821             2,000        4,821       *
Glenn A. Cox...................................           9,000(4)         40,008       49,008       *
Thomas H. Cruikshank...........................          11,134            52,008       63,142       *
William E. Green...............................           3,939             8,000       11,939       *
Patricia L. Higgins............................           5,394            31,382       36,776       *
W. R. Howell...................................           7,546            12,000       19,546       *
Howard E. Janzen...............................         176,812           180,004      356,816       *
James C. Lewis.................................          73,036(4)          9,334       82,370       *
Jack A. MacAllister............................          36,835            12,000       48,835       *
Frank T. MacInnis..............................           6,217             6,667       12,884       *
Jack D. McCarthy...............................         253,151            40,000      293,151       *
Peter C. Meinig................................          16,364(4)         34,008       50,372       *
Gordon R. Parker...............................          31,070            48,006       79,076       *
Janice D. Stoney...............................           3,666             2,000        5,666       *
William G. von Glahn...........................         193,313            95,504      288,817       *
Joseph H. Williams.............................         555,722(4)         28,008      583,730       *
All directors and executive officers as a group
  (23 persons)(5)..............................       4,769,119         1,596,575    6,365,694     2.0%

---------------

 *  Less than 1 percent.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bailey, 623,778, including 178,364 over which he has sole voting and investment power; Mr. Bumgarner, 415,696, including 224,958 over which he has sole voting and investment power; Mr. Janzen, 62,775, including 59,043 over which he has sole voting and investment power; Mr. McCarthy, 99,720, including 43,756 over which he has sole voting and investment power; Mr. O'Neill, 93,662, including 80 over which he has sole voting and investment power; and Mr. von Glahn, 60,099, including 15,130 over which he has sole voting and investment power.

(2) Includes shares held under the terms of compensation plans over which directors have no voting or investment power as follows: Thomas H. Cruikshank, 6,586; William E. Green, 2,909; Patricia L. Higgins, 5,394; W.R. Howell, 3,785; James C. Lewis, 6,864; Jack A. MacAllister, 5,217; Peter C. Meinig, 6,914; and Janice D. Stoney, 666.

(3) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under the Company's Stock Plans. Shares subject to option cannot be voted.

(4) Includes shares held in trust as follows: Mr. Bailey, 27,800; Mr. Bumgarner, 70,000; Mr. Cox, 8,250 shares; Mr. Lewis, 18,100 shares; Mr. Meinig, 6,450 shares; and Mr. Williams, 24,600 shares. Each individual has voting and investment power over such shares.

(5) Does not include security ownership of Mr. Brian E. O'Neill, who retired on January 1, 2000, and no longer serves as an executive officer.

     No director or officer of the Company owns beneficially any securities of the Company's subsidiaries other than directors' qualifying shares and shares in Williams Communications Group, Inc. as shown in the next table.

     The following table sets forth, as of February 29, 2000, the amount of Class A Common Stock of Williams Communications Group, Inc., a majority owned subsidiary of the Company, beneficially owned by each of its directors, each of the executive officers named in the Summary Compensation Table, and by all directors and nominees and executive officers as a group.

                                                                SHARES
                                              SHARES OF       UNDERLYING
                                            CLASS A COMMON      OPTIONS
                                             STOCK OWNED      EXERCISABLE             PERCENT
                                               DIRECTLY         WITHIN                  OF
NAME OF INDIVIDUAL OR GROUP                OR INDIRECTLY(1)   60 DAYS(2)     TOTAL     CLASS
---------------------------                ----------------   -----------   -------   -------
Keith E. Bailey..........................             0               0           0      *
John C. Bumgarner, Jr. ..................        41,796               0      41,796      *
Hugh M. Chapman..........................         3,000          10,000      13,000      *
Glenn A. Cox.............................         5,000          10,000      15,000      *
Thomas H. Cruikshank.....................         5,000          10,000      15,000      *
William E. Green.........................         5,000          10,000      15,000      *
Patricia L. Higgins......................             0          10,000      10,000      *
W. R. Howell.............................         5,000          10,000      15,000      *
Howard E. Janzen.........................       123,318               0     123,318      *
James C. Lewis...........................         5,000          10,000      15,000      *
Jack A. MacAllister......................         5,000          10,000      15,000      *
Frank T. MacInnis........................         5,000          10,000      15,000      *
Jack D. McCarthy.........................             0               0           0      *
Peter C. Meinig..........................         5,000          10,000      15,000      *
Gordon R. Parker.........................         5,000          10,000      15,000      *
Janice D. Stoney.........................         5,000          10,000      15,000      *
William G. von Glahn.....................           303               0         303      *
Joseph H. Williams.......................         5,000          10,000      15,000      *
All directors and executive officers as a
  group (23 persons)(3)..................       224,729         130,000     354,729      *

---------------

 *  Less than 1 percent.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bumgarner, 14,493; Mr. Janzen, 101,872, including 303 over which he has sole voting and investment power.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under the Company's Stock Plans. Shares subject to option cannot be voted.

(3) Does not include security ownership of Mr. Brian E. O'Neill, who retired on January 1, 2000, and no longer serves as an executive officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                           STOCK OPTION LOAN PROGRAM
 1985, 1990, AND 1996 STOCK PLAN AND 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The stock option loan programs for The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, The Williams Companies, Inc. 1990 Stock Plan, and The Williams Companies, Inc. 1985 Stock Plan provide that loans using stock certificates as collateral may be either for a three- or five-year term. Interest payments are due annually during the term of the loan and interest rates are based on the minimum applicable federal rates required to avoid imputed income. The principal amount is due at the end of the loan term, provided, however, that a participant may request, prior to the end of a loan term, a new loan that may be granted at the discretion of the company. Participants who leave the company during the loan period are required to pay the loan balance and any accrued interest within 30 days of termination.

                                                      TOTAL          LARGEST
                                                    INTEREST          AMOUNT             AMOUNT
                                       INTEREST     OVER TERM       DUE DURING        OUTSTANDING
NAME                                     RATE        OF LOAN           1999             3/17/00
----                                   --------   -------------   --------------     --------------
Keith E. Bailey......................   6.28%     $   50,641.92   $   171,408.39     $   163,416.67
Keith E. Bailey......................   6.58%     $   71,656.20   $   232,131.21     $   220,823.30
Keith E. Bailey......................   6.42%     $   67,673.84   $   266,050.00     $   253,385.89
Keith E. Bailey......................   6.80%     $   36,162.67   $   113,593.31     $   107,886.57
Keith E. Bailey......................   6.80%     $   49,588.48   $   254,269.42     $   241,495.31
Keith E. Bailey......................   6.80%     $   59,459.20   $   233,464.78     $   221,735.86
Keith E. Bailey......................   5.68%     $  406,609.84   $ 1,513,046.80     $ 1,448,880.39
Keith E. Bailey......................   5.57%     $1,026,811.18   $ 3,892,296.43     $ 3,730,257.20
Keith E. Bailey......................   5.54%     $1,670,829.99   $ 6,366,043.21     $ 6,102,372.51
                                                  -------------   --------------     --------------
          Total......................             $3,439,433.31   $13,042,303.55     $12,490,253.70
Gary R. Belitz.......................   5.70%     $   56,325.48   $   348,163.93     $   333,349.59
Gary R. Belitz.......................   4.47%     $   25,296.52   $   197,071.41     $   190,418.04
Gary R. Belitz.......................   4.67%     $   10,876.32   $   131,404.83     $   127,936.10
Gary R. Belitz.......................   4.67%     $    5,709.29   $    47,228.89     $    45,982.19
Gary R. Belitz.......................   4.98%     $   45,200.31   $   310,471.11     $   305,724.07
                                                  -------------   --------------     --------------
          Total......................             $  143,407.92   $ 1,034,340.17     $ 1,003,409.99
John C. Bumgarner, Jr. ..............   5.91%     $  203,927.62   $ 1,218,159.86     $ 1,164,524.12
John C. Bumgarner, Jr. ..............   5.42%     $  559,102.89   $ 3,624,884.74     $ 3,477,833.04
John C. Bumgarner, Jr. ..............   5.42%     $  373,329.60   $ 2,333,503.43     $ 2,322,252.40
                                                  -------------   --------------     --------------
          Total......................             $1,136,360.11   $ 7,176,548.03     $ 6,964,609.56
James R. Herbster....................   6.74%     $   17,864.37   $    56,582.87     $    53,763.73
James R. Herbster....................   6.49%     $  119,416.00   $   391,883.22     $   373,038.37
James R. Herbster....................   5.93%     $   77,115.43   $   275,508.89     $   263,339.42
                                                  -------------   --------------     --------------
          Total......................             $  214,395.80   $   723,974.98     $   690,141.52
Howard E. Janzen.....................             $          --   $    10,547.35(1)  $           --
Howard E. Janzen.....................   5.70%     $   80,997.64   $   500,669.57     $   479,366.12
Howard E. Janzen.....................   5.69%     $   87,092.51   $   323,543.31     $   309,799.39
Howard E. Janzen.....................   5.77%     $   38,864.87   $   142,486.55     $   136,353.38
Howard E. Janzen.....................   4.71%     $   25,451.88   $   112,692.14     $   109,149.80
Howard E. Janzen.....................   4.71%     $   27,328.23   $   120,999.99     $   117,196.48
Howard E. Janzen.....................   4.71%     $   54,070.99   $   239,407.68     $   231,882.15
Howard E. Janzen.....................   4.83%     $  114,621.70   $   492,021.37     $   479,460.09
Howard E. Janzen.....................   5.37%     $  101,999.39   $   391,455.23     $   384,189.54
                                                  -------------   --------------     --------------
          Total......................             $  530,427.21   $ 2,333,823.19     $ 2,247,396.95

                                                      TOTAL          LARGEST
                                                    INTEREST          AMOUNT             AMOUNT
                                       INTEREST     OVER TERM       DUE DURING        OUTSTANDING
NAME                                     RATE        OF LOAN           1999             3/17/00
----                                   --------   -------------   --------------     --------------
James C. Lewis.......................   5.57%     $  185,868.67   $   676,048.90     $           --
                                                  -------------   --------------     --------------
          Total......................             $  185,868.67   $   676,048.90     $           --
Jack D. McCarthy.....................   6.23%     $  107,056.32   $   365,091.26     $   348,196.90
Jack D. McCarthy.....................   6.23%     $  108,144.83   $   368,803.35     $   351,737.22
Jack D. McCarthy.....................   6.23%     $  106,111.35   $   361,868.69     $   345,123.43
Jack D. McCarthy.....................   5.59%     $   28,721.07   $   120,963.89     $   115,910.96
Jack D. McCarthy.....................   5.59%     $   29,013.10   $   122,193.79     $   117,089.50
Jack D. McCarthy.....................   5.59%     $   28,467.56   $   119,896.15     $   114,887.84
Jack D. McCarthy.....................   6.42%     $   97,467.41   $   323,130.26     $   307,749.12
Jack D. McCarthy.....................   6.42%     $  100,999.44   $   334,839.89     $   318,901.35
Jack D. McCarthy.....................   6.42%     $   66,565.13   $   220,681.05     $   210,176.50
Jack D. McCarthy.....................   5.59%     $   26,566.90   $   125,456.13     $   120,215.53
Jack D. McCarthy.....................   5.59%     $   27,529.63   $   130,002.40     $   124,571.91
Jack D. McCarthy.....................   5.59%     $   18,143.80   $    85,679.99     $    82,100.90
Jack D. McCarthy.....................   4.83%     $  301,392.00   $ 1,295,562.16     $ 1,260,716.27
Jack D. McCarthy.....................   6.21%     $    8,504.25   $           --     $    63,691.84
Jack D. McCarthy.....................   6.21%     $   12,452.27   $           --     $    93,260.22
Jack D. McCarthy.....................   6.21%     $    7,340.67   $           --     $    54,977.30
Jack D. McCarthy.....................   6.80%     $   17,328.98   $           --     $   124,604.27
Jack D. McCarthy.....................   6.80%     $   31,942.00   $           --     $   186,714.91
Jack D. McCarthy.....................   6.80%     $   32,266.77   $           --     $   188,613.35
Jack D. McCarthy.....................   6.80%     $   31,300.96   $           --     $   182,967.77
                                                  -------------   --------------     --------------
          Total......................             $1,187,314.42   $ 3,974,169.01     $ 4,712,207.09
William G. von Glahn.................   5.83%     $   64,363.20   $   389,454.40     $           --
William G. von Glahn.................   5.83%     $    1,287.26   $     7,789.09     $     7,450.52
William G. von Glahn.................   5.83%     $    1,287.26   $     7,789.09     $     7,450.52
William G. von Glahn.................   5.83%     $    6,296.40   $    38,098.75     $    36,442.76
William G. von Glahn.................   5.91%     $    6,240.96   $    37,280.27     $           --
William G. von Glahn.................   6.23%     $   11,961.60   $    67,987.23     $    64,841.14
William G. von Glahn.................   6.23%     $   11,662.56   $    66,287.49     $    63,220.11
William G. von Glahn.................   5.54%     $   23,156.31   $   147,046.79     $   140,956.34
William G. von Glahn.................   5.54%     $      744.58   $     4,550.04     $           --
William G. von Glahn.................   5.54%     $      744.58   $     4,550.04     $           --
William G. von Glahn.................   5.54%     $   32,907.60   $   208,969.20     $   200,314.05
William G. von Glahn.................   5.59%     $   32,418.94   $   152,049.60     $           --
William G. von Glahn.................   5.59%     $      648.38   $     2,925.42     $           --
William G. von Glahn.................   5.59%     $      648.38   $     2,925.42     $           --
William G. von Glahn.................   5.59%     $    3,431.31   $    16,049.66     $    15,379.25
William G. von Glahn.................   5.59%     $    3,619.26   $    16,894.37     $    16,188.68
William G. von Glahn.................   5.39%     $    4,632.86   $    40,469.79     $    38,836.63
William G. von Glahn.................   5.39%     $    4,831.80   $    42,156.00     $    40,454.83
William G. von Glahn.................   5.39%     $    3,092.09   $    20,976.86     $    20,130.32
William G. von Glahn.................   5.39%     $       99.42   $       649.74     $           --
William G. von Glahn.................   5.39%     $       99.42   $       649.74     $           --
William G. von Glahn.................   5.48%     $   76,281.60   $   489,427.21     $   469,364.09
William G. von Glahn.................   5.57%     $   55,700.00   $   211,140.04     $   202,350.08
William G. von Glahn.................   5.54%     $  113,547.84   $   432,629.58     $   414,710.79
William G. von Glahn.................   5.28%     $   40,757.26   $   181,835.08     $   176,949.26

                                                      TOTAL          LARGEST
                                                    INTEREST          AMOUNT             AMOUNT
                                       INTEREST     OVER TERM       DUE DURING        OUTSTANDING
NAME                                     RATE        OF LOAN           1999             3/17/00
----                                   --------   -------------   --------------     --------------
William G. von Glahn.................   5.82%     $  200,208.00   $   706,868.91     $   696,447.13
William G. von Glahn.................   5.98%     $   45,448.00   $   154,490.29     $   153,917.53
William G. von Glahn.................   6.20%     $      551.17   $     3,858.92     $     3,890.23
William G. von Glahn.................   6.20%     $      551.17   $     3,858.92     $     3,890.23
William G. von Glahn.................   5.74%     $    6,485.13   $    68,247.52     $    68,760.35
William G. von Glahn.................   6.20%     $   18,494.68   $    80,394.08     $    81,046.36
                                                  -------------   --------------     --------------
          Total......................             $  772,199.03   $ 3,608,299.54     $ 2,922,991.20
Grand Total..........................             $7,609,406.48   $32,569,507.37     $31,031,010.01

---------------

(1) Represents $10,547.35 of additional interest that Mr. Janzen was undercharged in 1998 for this loan. The amount was paid in 1999.

     John C. Bumgarner a Senior Vice President of the Company, owns real estate and leases a portion of it to subsidiaries of the Company for use as office space. In 1999, payments under these leases approximated $900.000. These leases remain in place, and the Company expects its subsidiaries to make similar payments approximating $75,000 per month for the term of the leases.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed, subject to stockholder approval, the firm of Ernst & Young LLP, independent public accountants, as the independent auditor of the Company for calendar year 2000. The firm of Ernst & Young LLP and its predecessor has served the Company in this capacity for many years. Management recommends a vote "FOR" the ratification of Ernst & Young LLP as auditors for 2000.

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who beneficially own more than 10 percent of the Company's stock to file certain reports with the SEC and the New York Stock Exchange concerning their beneficial ownership of the Company's equity securities. The SEC regulations also require that a copy of all such
Section 16(a) forms filed must be furnished to the Company by the executive officers, directors, and greater than 10 percent stockholders. Based on a review of the copies of such forms and amendments thereto received by the Company with respect to 1999, the Company is not aware of any late filings.

STOCKHOLDER PROPOSALS FOR 2001

     In order for a stockholder proposal to be considered for inclusion in the Company's 2001 Proxy Statement, such proposal must be received by the Company no later than December 1, 2000. The proposal should be addressed to the Secretary, The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.

GENERAL

     The Company knows of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider the best interests of the Company. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

                                            By Order of the Board of Directors

                                            Shawna L. Gehres
                                            Secretary

Tulsa, Oklahoma
March 27, 2000

                          THE WILLIAMS COMPANIES, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 18, 2000

P         The undersigned stockholder of The Williams Companies, Inc. hereby appoints KEITH E. BAILEY, JACK D. MCCARTHY and
R  WILLIAM G. VON GLAHN, jointly and severally with full power of substitution, as proxies to represent and to vote all of the
O  shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Williams Companies,
X  Inc. to be held on the 18th day of May, 2000 and at any and all adjournments thereof, on all matters coming before said
Y  meeting.

          Election of Directors. Nominees:        (change of address/comments)

          Keith E. Bailey
                                                  ------------------------------------
          Hugh M. Chapman
                                                  ------------------------------------
          William E. Green
                                                  ------------------------------------
          W.R. Howell
                                                  ------------------------------------
          James C. Lewis
                                                  ------------------------------------
          Janice D. Stoney
                                                  ------------------------------------
                                                  (If you have written in the above space,
                                                   please mark the corresponding box on
                                                   the reverse side of this card)

   You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.
                                                                                                         [SEE REVERSE SIDE]

                             [FOLD AND DETACH HERE]

    Please mark your
    votes as indicated
[X] in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Election of    FOR   WITHHELD   1. Ratification of    FOR   AGAINST   ABSTAIN    3. In the discretion of one or more of said
   Directors.                      Ernst & Young LLP as                                proxies upon any other business as may
   (See Reverse)  [ ]     [ ]      auditors for 2000     [ ]     [ ]       [ ]         properly come before the Meeting or any
                                                                                       adjournments thereof.

   For, except vote withheld from
   the following nominee(s):

   ---------------------------------
                                                                              Change of address,
                                                                              see reverse side




SIGNATURE(S)                                      Date                        The signer hereby revokes all proxies heretofore
            --------------------------------------     --------------         given by the signer to vote at said meeting or any
NOTE:  Please sign exactly as name appears hereon.  Joint owners should       adjournment thereof.
       each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             [FOLD AND DETACH HERE]